Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-270279

March 23, 2023

UNITEDHEALTH GROUP INCORPORATED

FINAL TERM SHEET

Dated March 23, 2023

$1,250,000,000 4.250% NOTES DUE JANUARY 15, 2029

$1,500,000,000 4.500% NOTES DUE APRIL 15, 2033

$2,000,000,000 5.050% NOTES DUE APRIL 15, 2053

$1,750,000,000 5.200% NOTES DUE APRIL 15, 2063

Issuer:	UnitedHealth Group Incorporated

Ratings (Moody’s / S&P / Fitch)*:	A3 (Positive) / A+ (Stable) / A (Stable)

Note Type:	SEC Registered (No. 333-270279)

Trade Date:	March 23, 2023

Settlement Date (T+3)**:	March 28, 2023

Maturity Date:	January 15, 2029 (the “2029 Notes”) April 15, 2033 (the “2033 Notes”) April 15, 2053 (the “2053 Notes”) April 15, 2063 (the “2063 Notes”)

Principal Amount Offered:	$1,250,000,000 (2029 Notes) $1,500,000,000 (2033 Notes) $2,000,000,000 (2053 Notes) $1,750,000,000 (2063 Notes)

Price to Public (Issue Price):	99.812% (2029 Notes) 99.367% (2033 Notes) 99.324% (2053 Notes) 99.263% (2063 Notes)

Net Proceeds (Before Expenses) to Issuer:	$1,243,275,000 (99.462%) (2029 Notes) $1,483,755,000 (98.917%) (2033 Notes) $1,971,480,000 (98.574%) (2053 Notes) $1,723,102,500 (98.463%) (2063 Notes)

Interest Rate:	4.250% (2029 Notes) 4.500% (2033 Notes) 5.050% (2053 Notes) 5.200% (2063 Notes)

Interest Payment Dates:

January 15 and July 15, commencing July 15, 2023 (2029 Notes)

April 15 and October 15, commencing October 15, 2023 (2033 Notes)

April 15 and October 15, commencing October 15, 2023 (2053 Notes)

April 15 and October 15, commencing October 15, 2023 (2063 Notes)

Regular Record Dates:	January 1 and July 1 (2029 Notes) April 1 and October 1 (2033 Notes) April 1 and October 1 (2053 Notes) April 1 and October 1 (2063 Notes)

Benchmark:	T 4.000% due February 29, 2028 (2029 Notes) T 3.500% due February 15, 2033 (2033 Notes) T 4.000% due November 15, 2052 (2053 Notes) T 4.000% due November 15, 2052 (2063 Notes)

Benchmark Price / Yield:	102-21 1⁄4 / 3.408% (2029 Notes) 100-27 / 3.399% (2033 Notes) 106-01+ / 3.664% (2053 Notes) 106-01+ / 3.664% (2063 Notes)

Spread to Benchmark:	+88 basis points (2029 Notes) +118 basis points (2033 Notes) +143 basis points (2053 Notes) +158 basis points (2063 Notes)

Re-offer Yield:	4.288% (2029 Notes) 4.579% (2033 Notes) 5.094% (2053 Notes) 5.244% (2063 Notes)

Optional Redemption Provisions:

Prior to December 15, 2028 (one month prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 15 basis points; par call on or after December 15, 2028 (2029 Notes).

Prior to January 15, 2033 (three months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 20 basis points; par call on or after January 15, 2033 (2033 Notes).

Prior to October 15, 2052 (six months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 25 basis points; par call on or after October 15, 2052 (2053 Notes).

Prior to October 15, 2062 (six months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 25 basis points; par call on or after October 15, 2062 (2063 Notes).

Change of Control:	If a Change of Control Triggering Event occurs, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the date of repurchase.

Day Count:	30/360

CUSIP / ISIN:	91324P EU2 / US91324PEU21 (2029 Notes) 91324P EV0 / US91324PEV04 (2033 Notes) 91324P EW8 / US91324PEW86 (2053 Notes) 91324P EX6 / US91324PEX69 (2063 Notes)

Joint Book-Running Managers:

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

Truist Securities, Inc.

BofA Securities, Inc.

Barclays Capital Inc.

BNP Paribas Securities Corp. J.P. Morgan Securities LLC Mizuho Securities USA LLC TD Securities (USA) LLC U.S. Bancorp Investments, Inc.

Senior Co-Managers:	BNY Mellon Capital Markets, LLC KeyBanc Capital Markets Inc. Santander US Capital Markets LLC Scotia Capital (USA) Inc. SG Americas Securities, LLC SMBC Nikko Securities America, Inc.

Co-Managers:	Fifth Third Securities, Inc. Huntington Securities, Inc. Regions Securities LLC Bancroft Capital, LLC Loop Capital Markets LLC R. Seelaus & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.
**

We expect to deliver the Notes against payment for the Notes on or about March 28, 2023, which will be the third business day following the date of the pricing of the Notes. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of pricing should consult their own advisors.

* * *

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at (800) 645-3751, Citigroup Global Markets Inc. toll-free at (800) 831-9146, Deutsche Bank Securities Inc. toll free at 1-800-503-4611, Goldman Sachs & Co. LLC toll free at (866) 471-2526, Morgan Stanley & Co. LLC toll free at (866) 718-1649, PNC Capital Markets LLC toll free at (855) 881-0697, RBC Capital Markets LLC toll free at (866) 375-6829 and Truist Securities, Inc. toll free at (800) 685-4786. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.